RESOLUTIONS OF THE
EXECUTIVE COMMITTEE
OF UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated as "Reporting Persons" of Uwharrie Capital Corp (the "Company") for purposes of Rule 16a (Reporting Requirement) to the Securities and Exchange Commission ("SEC"):

 1.   Board of Directors Uwharrie Capital Corp

 2.   Roger L. Dick  President and Chief Executive Officer -
           Uwharrie Capital Corp

 3.   Brendan P. Duffey  Executive Vice President & Chief
      Operating Officer -
           Uwharrie Capital Corp

 4.   Robert O. Bratton  Chief Financial Officer -
      Uwharrie Capital Corp

 5.   Barbara S. Williams Executive Vice President &
      Chief Compliance Officer-
           Uwharrie Capital Corp

 6.   R. David Beaver, III Vice President & Controller/Treasurer -
           Uwharrie Capital Corp

 7.   Christy D. Stoner  President & Chief Executive Officer -
           The Strategic Alliance Corporation       (subsidiary of Bank of Stanly),
      Strategic Investment Group and BOS
      Agency, Inc., and Chief Executive
           Officer - Strategic Investment        Advisors, Inc.;
           Executive Vice President of Marketing       - Uwharrie Capital Corp

 8.   Jeffrey M. Talley       President -
      Strategic Investment Advisors, Inc.

 9.   Dana A. Maness  President - Anson Bank & Trust Co.
      (subsidiary bank)

 10. W. D. "Bill" Lawhon, Jr. President & Chief Executive Officer -
           Bank of Stanly (subsidiary bank)

 11.  Patricia K. Horton      President & Chief Executive Officer -
           Cabarrus Bank & Trust Company
           (subsidiary bank)

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not "Reporting Persons" of the Company.

SEC "Reporting Persons" Resolution
UCC Executive Committee
August 26, 2011

 FURTHER, those persons named will be responsible for complying with the "Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions" as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and 16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the "Reporting Persons" authorize and designate Roger L. Dick, Brendan P. Duffey, Robert O. Bratton, or Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

______   (Approved by UCC  Executive Committee August 26, 2011)